Exhibit 99.1

PRESS  RELEASE

For:

THE MACERICH COMPANY

Press Contact:

Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES 27% INCREASE IN FFO PER SHARE

Santa Monica, CA  (8/7/03) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and six months ended June 30, 2003 which included funds from operations (“FFO”) per share – diluted increasing 27% to $.85 compared to $.67 for the quarter ended June 30, 2002 and increasing to $1.69 for the six months ended June 30, 2003 compared to $1.37 for the comparable period in 2002. Total FFO – diluted increased by 54% to $63.8 million for the quarter compared to $40.5 million for the quarter ended June 30, 2002 and to $127 million for the six months ended June 30, 2003 compared to $81.7 million for the comparable period in 2002.

Net income available to common stockholders for the quarter ended June 30, 2003 was $28.6 million or $.55 per share-diluted compared to a $1.3 million loss or a loss of $.04 per share-diluted for the quarter ended June 30, 2002.  Net income in the quarter ended June 30, 2003 was positively impacted by net gain on sales of consolidated assets of $11.6 million or $.18 per share compared to a net loss of $3.0 million on sales and write downs of consolidated assets in the quarter ended June 30, 2002.  For the six months ended June 30, 2003 net income was $48 million or $.92 per share-diluted compared to $16.1 million or $.45 per share-diluted for the six months ended June 30, 2002. A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Highlights included:

•                  During the quarter, Macerich signed 396,000 square feet of specialty store leases at average initial rents of $34.26 per square foot.  First year rents on mall and freestanding store leases signed during the quarter were 17% higher than expiring rents on a comparable space basis.

•                  Total same center tenant sales, for the quarter ended June 30, 2003, were up 1.5% compared to sales levels for the quarter ended June 30, 2002.

•                  FFO per share – diluted increased 27% to $.85 compared to $.67 per share for the quarter ended June 30, 2002.  In compliance with the Securities and Exchange Commission’s Regulation G relating to non–GAAP financial measures, the Company has revised its FFO definition as of January 1, 2003 and for all prior periods presented, to include gain or loss on sales of peripheral land and the effect of SFAS No. 141.  The Company’s revised definition is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”).  The inclusion of SFAS No. 141 increased FFO by $1.3 million or $.017 per share.  Gain on peripheral land sales, included in FFO, were $65,000 and $589,000 for the three and six months ended June 30, 2003 respectively.  There were no gains on peripheral land sales and SFAS 141 had no impact during the quarter ended June 30, 2002.

•                  Portfolio occupancy at June 30, 2003 was 92.4% compared to 92.9% at June 30, 2002.

•                  Average base rent per square foot increased 6.3% to $31.16 compared to $29.31 at June 30, 2002.

The Company uses FFO in addition to net income to report its operating and financial results and considers FFO a supplemental measure for the real estate industry and a supplement to GAAP measures.   NAREIT defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.   Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.  FFO is useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time.   FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs.  FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Commenting on results and recent events, Arthur Coppola, President and Chief Executive Officer of Macerich stated, “Even in this challenging economic climate, we continue to achieve strong operating results including 27% growth in FFO per share and 4.5% growth in same center net operating income. Our portfolio performed extremely well with occupancy remaining over 92%, strong releasing spreads and improvement in total same center tenant sales.  In addition we continue to make excellent progress on our major redevelopment of Queens Center, which is already over 80% leased.”

Redevelopment and Development Activity

At Queens Center, the redevelopment and expansion continued.  The project will increase the size of the center from 620,000 square feet to approximately 1 million square feet.  Completion is planned in phases starting in 2004 with stabilization expected in 2005.   Leasing activity has been strong with over 80% of the expansion space already leased.

At Lakewood Center, Target is building a two-level Target store in the location formerly occupied by Montgomery Wards.  The new store is scheduled to open in October 2003.

Bon Marche opened a new department store at Redmond Town Center in July 2003.

Construction continues at Scottsdale 101, a 600,000 square foot power center in North Phoenix.  The power center is being built in phases through 2004.  EXPO, Toys “R” Us, Sportmart and Harkins Theatres recently opened.  Progress also continues at La Encantada, a 258,000 square foot specialty center in Tucson, Arizona, which will feature Adrienne Vittadini, Ann Taylor, Apple Computer, Cache, Pottery Barn and Williams-Sonoma.  This project is planned to open in phases through 2004.

Dispositions

The Company continues to dispose of non-core assets and to recycle capital.    In June 2003, Gainey Village, a 138,000 square foot Phoenix area specialty center was sold for approximately $56 million.  The Company owned a 50% interest.    In May, the Company sold a 49.9% partnership interest in the Village of Corte Madera for a total purchase price of approximately $66 million.  The Company is retaining a 50.1% partnership interest and will continue leasing and managing the asset. These sales resulted in gain on sales of assets during the quarter ended June 30, 2003 of approximately $11.6 million, which is not included in FFO.

On August 4, 2003, the Company sold Bristol Center, a 161,000 square foot community center in Southern California.  The sale price was approximately $30 million.  This sale brings the total dispositions for the year to approximately $153 million.

Financing Activity

In May, the Company issued $250 million in unsecured notes maturing in May 2007.  The proceeds were used to pay down, and create more availability under, the Company’s line of credit.

In other financing activity, the Company has reached agreement on a refinancing of the existing $180 million floating rate loan on FlatIron Crossing.  The existing loan will be paid off in late 2003 and refinanced with a $200 million, fixed rate 10-year loan bearing interest at 5.23%.  In addition, the Company has negotiated a total of approximately $82 million of fixed rate loans on Greeley Mall, Chandler Festival and Chandler Gateway. These loans are expected to close by year-end.

Earnings Guidance

The Company is providing year 2003 EPS and FFO per share guidance in the following ranges:

Guidance for 2003	Range:
Fully Diluted EPS	$1.80 - $1.96
Plus: Real Estate Depreciation and Amortization	$1.86 - $1.78
Less: Gain on Sale of Assets	$ .18 - $ .18
Fully Diluted FFO per share	$3.48 - $3.56

The guidance is based on management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed through June 30, 2003.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, redevelopment and development of regional malls and community centers throughout the United States.  The Company is the sole general partner and owns an 82% ownership interest in The Macerich Partnership, L.P.  Macerich now interests in 56 regional malls, 18 community centers and two development properties totaling approximately 57 million square feet.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com, through Vcall at www.vcall.com, and CCBN at www.ccbn.com.  The call begins today, August 7, 2003 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for 1 year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies, lease rates and terms, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives; environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
	For the Three Months Ended June 30		For the Three Months Ended June 30		For the Three Months Ended June 30
	Unaudited				Unaudited
Results of Operations:	2003	2002	2003	2002	2003	2002
Minimum Rents (e)	73,029	49,597	—	(10)	73,029	49,587
Percentage Rents	1,261	991	—	—	1,261	991
Tenant Recoveries	39,638	26,313	—	—	39,638	26,313
Other Income	3,784	2,217	—	—	3,784	2,217

Total Revenues	117,712	79,118	—	(10)	117,712	79,108

Shopping center and operating expenses (c)	41,881	27,660	—	(6)	41,881	27,654
Depreciation and amortization	24,575	17,126	—	—	24,575	17,126
General, administrative and other expenses	3,684	2,012	—	—	3,684	2,012
Interest expense	32,981	25,036	—	—	32,981	25,036
Gain (loss) on sale or writedown of assets	11,591	(3,041)	(2,797)	508	8,794	(2,533)
Pro rata income (loss) of unconsolidated entities (c)	15,141	(900)	—	—	15,141	(900)
Income of the Operating Partnership from continuing operations	41,323	3,343	(2,797)	504	38,526	3,847
Loss on early extinguishment of debt	—	—	—	—	—	—

Discontinued Operations:
Gain (loss) on sale of asset	—	—	2,797	(508)	2,797	(508)
Income from discontinued operations	—	—	—	4	—	4
Income before minority interest	41,323	3,343	—	—	41,323	3,343
Income (loss) allocated to minority interests	7,554	(393)	—	—	7,554	(393)
Net income before preferred dividends	33,769	3,736	—	—	33,769	3,736
Dividends earned by preferred stockholders	5,195	5,013	—	—	5,195	5,013
Net income <loss> to common stockholders	28,574	(1,277)	—	—	28,574	(1,277)

Average # of shares outstanding - basic	51,874	36,241			51,874	36,241
Average shares outstanding, -basic, assuming full conversion of OP Units (d)	65,586	47,393			65,586	47,393
Average shares outstanding - diluted for FFO (d)	75,203	60,529			75,203	60,529

Per share income- diluted before discontinued operations	—	—			0.50	(0.03)
Net income per share-basic	0.55	(0.04)			0.55	(0.04)
Net income per share- diluted	0.55	(0.04)			0.55	(0.04)
Dividend declared per share	0.57	0.55			0.57	0.55
Funds from operations “FFO” (b) (d)- basic	58,566	33,172			58,566	33,172
Funds from operations “FFO” (a) (b) (d) - diluted	63,761	40,547			63,761	40,547
FFO per share- basic (b) (d)	0.89	0.70			0.89	0.70
FFO per share- diluted (a) (b) (d)	0.85	0.67			0.85	0.67
% change in FFO - diluted	26.57%				26.57%

	Results before SFAS 144 (f)		Impact of SFAS 144 (f)		Results after SFAS 144 (f)
	For the Six Months Ended June 30		For the Six Months Ended June 30		For the Six Months Ended June 30
	Unaudited				Unaudited
Results of Operations:	2003	2002	2003	2002	2003	2002
Minimum Rents (e)	145,167	98,138	—	(415)	145,167	97,723
Percentage Rents	2,971	2,288	—	—	2,971	2,288
Tenant Recoveries	76,655	51,439	—	(59)	76,655	51,380
Other Income	7,877	4,663	—	4	7,877	4,667

Total Revenues (e)	232,670	156,528	—	(470)	232,670	156,058

Shopping center and operating expenses (c)	81,243	53,416	—	(63)	81,243	53,353
Depreciation and amortization	48,489	33,750	—	(115)	48,489	33,635
General, administrative and other expenses	6,020	3,544	—	—	6,020	3,544
Interest expense	66,989	50,159	—	—	66,989	50,159
Gain <loss> on sale or writedown of assets	11,553	10,215	(2,759)	(13,916)	8,794	(3,701)
Pro rata income of unconsolidated entities (c)	29,607	5,406	—	—	29,607	5,406
Income of the Operating Partnership from continuing operations	71,089	31,280	(2,759)	(14,208)	68,330	17,072
Loss on early extinguishment of debt	—		—	—	—	—

Discontinued Operations:
Gain on sale of asset	—	—	2,759	13,916	2,759	13,916
Income from discontinued operations	—	—	—	292	—	292
Income before minority interest	71,089	31,280	—	—	71,089	31,280
Income allocated to minority interests	12,699	5,180	—	—	12,699	5,180
Net income before preferred dividends	58,390	26,100	—	—	58,390	26,100
Dividends earned by preferred stockholders	10,391	10,026	—	—	10,391	10,026
Net income <loss> to common stockholders	47,999	16,074	—	—	47,999	16,074

Average # of shares outstanding - basic	51,733	35,498			51,733	35,498
Average shares outstanding,-basic, assuming full conversion of OP Units (d)	65,446	46,651			65,446	46,651
Average shares outstanding - diluted for FFO (d)	75,030	59,787			75,030	59,787

Per share income- diluted before discontinued operations	—	—			0.88	0.15
Net income per share-basic	0.93	0.45			0.93	0.45
Net income per share- diluted	0.92	0.45			0.92	0.45
Dividend declared per share	1.14	1.10			1.14	1.10
Funds from operations “FFO” (b) (d)- basic	116,657	66,847			116,657	66,847
Funds from operations “FFO” (a) (b) (d) - diluted	127,048	81,680			127,048	81,680
FFO per share- basic(b) (d)	1.78	1.43			1.78	1.43
FFO per share- diluted (a) (b) (d)	1.69	1.37			1.69	1.37
% change in FFO - diluted	23.94%				23.94%

(a)          The Company issued $161,400 of convertible debentures in June and July, 1997. The debentures were convertible into common shares at a conversion price of  $31.125 per share. The debentures were paid off in full in December 2002. On February 25, 1998, the Company sold $100,000 of convertible preferred stock and on  June 16, 1998 another $150,000 of convertible preferred stock was issued.  The convertible preferred shares can be converted on a 1 for 1 basis for common stock.  These preferred shares are not assumed converted for  purposes of net income per share for 2003 or 2002 as it would be antidilutive to that calculation.  The weighted average  preferred shares outstanding are assumed converted for purposes of  FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)         The Company uses FFO in addition to net income to report its operating and financial results and considers FFO a supplemental measure for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO is useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three and six months ended June 30, 2003 by $65 and $589, respectively, or by $.00 per share and $.01 per share, respectively. Additionally, the impact of SFAS No. 141 increased FFO for the three and six months ended June 30, 2003 by $1.3 million and $2.4 million, respectively, or by $.017 per share and $.032 per share, respectively. During the three and six months ended June 30, 2002, there were no outparcel sales and no impact of SFAS No. 141. The Company did not adopt SFAS No 141 (see Note (e) below) until October 1, 2002.

(c)          This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures and for Macerich Management Company for all periods presented.

(d)         The Company has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units  has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding.

(e)          Effective October 1, 2002, the Company adopted SFAS No. 141, Business Combinations, which requires companies that have acquired assets subsequent to June 2001 to reflect the discounted net present value of market rents in excess of rents in place at the date of acquisition as a deferred credit to be amortized into income over the average remaining life of the acquired leases. The impact on EPS for the three and six months periods ending June 30, 2003 was approximately $.02 per share and $.036 per share, respectively. In accordance with the NAREIT definition of FFO, the impact of this accounting treatment  is included in FFO.

(f)            In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002. The Company sold Boulder Plaza on March 19, 2002 and in accordance with SFAS 144 the results of Boulder Plaza for the periods from January 1, 2002 to March 19, 2002 have been reclassified into “discontinued operations” on the consolidated statements of operations. Additionally, the Company sold its 67% interest in Paradise Village Gateway on January 2, 2003 (acquired in July 2002), and the loss on sale of $0.2 million has been reclassified to discontinued operations.

Additionally a gain of $2.6 million from the sale of Gainey Village in June 2003 has been reclassified to discontinued operations.

Summarized Balance Sheet Information	June 30 2003	Dec 31 2002
	(UNAUDITED)
Cash and cash equivalents	$79,713	$53,559
Investment in real estate, net (i)	$3,035,130	$2,842,177
Investments in unconsolidated entities (j)	$561,715	$617,205
Total Assets	$3,830,091	$3,662,080
Mortgage and notes payable	$2,448,846	$2,291,908

Additional financial data as of:	June 30 2003	June 30 2002
Occupancy of centers (g)	92.40%	92.90%
Comparable quarter change in same center sales (g) (h)	1.50%	2.90%

Additional financial data for the six months ended:
Acquisitions of property and equipment - including joint ventures prorata	$9,303	$160,216
Redevelopment and expansions of centers- including joint ventures prorata	$73,132	$13,516
Renovations of centers- including joint ventures at prorata	$5,508	$1,526
Tenant allowances- including joint ventures at prorata	$3,939	$5,818
Deferred leasing costs- including joint ventures at prorata	$8,972	$7,063

(g)         excludes redevelopment properties- Crossroads Mall- Boulder, and Parklane Mall.

(h)         includes mall and freestanding stores.

(i)             includes construction in process on wholly owned assets of $202,886 at June 30, 2003 and $111,517 at December 31, 2002.

(j)             the Company’s prorata share of construction in process on unconsolidated entities of $20,265 at June 30, 2003 and $16,147 at December 31, 2002.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
PRORATA SHARE OF JOINT VENTURES	(All amounts in thousands)		(All amounts in thousands)
(Unaudited)	2003	2002	2003	2002
Revenues:
Minimum rents	$38,904	$26,955	$78,675	$53,372
Percentage rents	901	617	2,288	1,760
Tenant recoveries	16,814	10,794	32,957	21,456
Management fee (c)	2,666	2,181	5,250	4,315
Other	1,221	572	2,303	1,331
Total revenues	60,506	41,119	121,473	82,234

Expenses:
Shopping center expenses	19,083	13,347	38,199	26,707
Interest expense	13,753	10,616	27,916	21,388
Management company expense (c)	1,003	1,966	3,013	3,849
Depreciation and amortization	11,282	7,090	22,940	14,465
Total operating expenses	45,121	33,019	92,068	66,409

Gain (loss) on sale or writedown of assets	(244)	(9,000)	202	(10,419)
Gain < loss> on early extinguishment of debt	—	—	—	—

Net income <loss>	$15,141	$(900)	$29,607	$5,406

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
RECONCILIATION OF NET INCOME TO FFO	2003	2002	2003	2002

Net income <loss>- available to common stockholders	$28,574	$(1,277)	$47,999	$16,074

Adjustments to reconcile net income to FFO- basic
Minority interest	7,554	(393)	12,699	5,180
Loss on early extinguishment of debt	—	—	—	—
(Gain) loss on sale of wholly owned assets	(11,564)	3,041	(11,398)	(10,215)
(Gain) loss on sale or write-down of assets from unconsolidated entities (pro rata)	282	9,000	231	10,419
Depreciation and amortization on wholly owned centers	24,575	17,126	48,489	33,750
Depreciation and amortization on joint ventures and from the management companies (pro rata)	11,282	7,090	22,940	14,465
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(2,137)	(1,415)	(4,303)	(2,826)

Total FFO - basic	58,566	33,172	116,657	66,847

Additional adjustment to arrive at FFO -diluted
Interest expense and amortization of loan costs on the debentures (e)	—	2,362		4,807
Preferred stock dividends earned	5,195	5,013	10,391	10,026
Effect of employee/director stock incentive plans
FFO - diluted	63,761	40,547	127,048	81,680
Weighted average shares outstanding - diluted (d) (e)	75,203	60,529	75,030	59,787

THE MACERICH COMPANY

RECONCILIATION OF NET INCOME TO EBIDTA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2003	2002	2003	2002

Net income <loss>- available to common stockholders	28,574	(1,277)	47,999	16,074

Interest expense	32,981	25,036	66,989	50,159
Interest expense - unconsolidated entitites (pro rata)	13,753	10,616	27,916	21,388
Depreciation and amortization - wholly-owned centers	24,575	17,126	48,489	33,750
Depreciation and amortization - unconsolidated entitites (pro rata)	11,282	7,090	22,940	14,465
Minority interest	7,554	(393)	12,699	5,180
Loss (gain) on sale of assets - wholly-owned centers	(11,591)	3,041	(11,553)	(10,215)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	244	9,000	(202)	10,419
Preferred dividends	5,195	5,013	10,391	10,026

EBITDA (k)	$112,567	$75,252	$225,668	$151,246

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	(All amounts in thousands)		(All amounts in thousands)
	(UNAUDITED)		(UNAUDITED)
	2003	2002	2003	2002

EBITDA (k)	$112,567	$75,252	$225,668	$151,246

Add: REIT general and administrative expenses	3,684	2,012	6,020	3,544
Management Company expenses - wholly-owned	3,675	1,259	5,411	2,485
Management Company expenses - unconsolidated entity	(618)	445	(1,549)	266
EBITDA of non-comparable centers	(45,689)	(8,531)	(86,404)	(13,754)

SAME CENTERS - Net operating income (“NOI”) (l)	$73,619	$70,437	$149,146	$143,787

(k)          EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(l)             The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.